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                     [Letterhead of CN Biosciences, Inc.]


November 18, 1998


Dr. Robert Mierendorf
President
Novagen, Inc.
601 Science Drive
Madison, Wisconsin 53711

Dear Bob:

This letter agreement shall supplement the Employment Agreement between CN Biosciences, Inc. (the "Company") and you dated November 18, 1998 (the "Employment Agreement").

As consideration for the promises and agreements made by you in the Employment Agreement, and your agreement to remain in employment with the Company through the Effective Date (as defined in the Employment Agreement), as soon as practicable after the Effective Date, the Company will make a lump sum payment to you, less applicable withholdings, of $50,000 if you are still in the employ of the Company on the Effective Date.

Please signify your acceptance of this letter agreement by signing below and returning a copy to the undersigned.

Very truly yours,

/s/ Stelios B. Papadopoulos
-----------------------------
Stelios B. Papadopoulos
Chairman and CEO


Agreed and Accepted the
  18th day of November 1998


/s/ Dr. Robert Mierendorf
---------------------------
Dr. Robert Mierendorf